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                             HURCO COMPANIES, INC.
                              ONE TECHNOLOGY WAY
                          INDIANA, INDIANAPOLIS 46268
                                (317) 293-5309

                                                                   June 6, 1996

To Our Shareholders:

  Hurco Companies, Inc. is distributing to the holders of its outstanding Common Stock, at no cost, non- transferable Rights to purchase additional shares of Common Stock in a Rights Offering. Shareholders will receive .20 of a Right for each share of Common Stock held by them as of the close of business on June 5, 1996. Holders of Rights will be entitled, upon payment of $4.63 in cash, to purchase one share of Common Stock for each whole Right held. The number of Rights distributed to each holder of Common Stock will be rounded up to the nearest whole number and no fractional Rights or cash in lieu thereof will be issued or paid.

  Enclosed herewith are copies of the following documents:

    1. The Prospectus, which contains important details of the Rights Offering and important information concerning the Company and the Common Stock being offered--please read the Prospectus carefully;

    2. A Subscription Certificate evidencing your Rights;

    3. The Instructions for Completing Subscription Certificates;

    4. Notice of Guaranteed Delivery; and

    5. A return envelope addressed to State Street Bank & Trust Company, Subscription Agent.

  YOUR PROMPT ACTION IS REQUESTED. THE RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 3, 1996, UNLESS EXTENDED FOR UP TO THIRTY (30) DAYS BY THE COMPANY.

  To exercise the Rights, properly completed and executed Subscription Certificates (unless the guaranteed delivery procedures are complied with) and payment in full for all Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 p.m., New York City time, on July 3, 1996.

  Additional copies of the enclosed materials may be obtained from Georgeson & Company Inc., the Information Agent. The Information Agent's toll-free telephone number is (800) 223-2064.

                                          Very truly yours,

                                          HURCO COMPANIES, INC.